Exhibit 10.3
FRESH TRACKS THERAPEUTICS, INC.
2020 OMNIBUS LONG-TERM INCENTIVE PLAN

Restricted Stock Unit Award Agreement

    Fresh Tracks Therapeutics, Inc. (the “Company”), pursuant to its 2020 Omnibus Long-Term Incentive Plan (the “Plan”), hereby grants an award of Restricted Stock Units to you, the Participant named below. The terms and conditions of this Award are set forth in this Restricted Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: [_______________________]
Number of Restricted Stock Units: [_______]	Grant Date: __________, 20__
Vesting Schedule:
Scheduled Vesting Dates	Number of Restricted Stock Units that Vest

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award of Restricted Stock Units, except as set forth in any separate employment (or similar) agreement or severance plan to which you are a party or a participant.

PARTICIPANT:	FRESH TRACKS THERAPEUTICS, INC.

_____________________________________	By:__________________________________
Title:_________________________________

FRESH TRACKS THERAPEUTICS, INC.
2020 Omnibus Long-Term Incentive Plan
Restricted Stock Unit Award Agreement

Terms and Conditions

1.    Grant of Restricted Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions in this Agreement and the Plan, of the number of Restricted Stock Units specified on the cover page of this Agreement (the “Units”). Each Unit represents the right to receive one share of the Company’s Common Stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.
2.    Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than a transfer upon your death in accordance with your will or by the laws of descent and distribution. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer. Any attempted transfer in violation of this Section 2 shall be void and without effect. The Units and your right to receive shares of Common Stock (“Shares”) in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 5 until satisfaction of the vesting conditions set forth in Section 4.
3.    No Stockholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of Common Stock. You will not have any of the rights of a stockholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 6.
4.    Vesting of Units. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Dates specified in the Vesting Schedule on the cover page of this Agreement, on which Units subject to this Agreement vest as provided in this Section 4.

(a)Scheduled Vesting. If you remain a Service Provider (which is defined as an individual who has not experienced a Termination Date) continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the amounts and on the Scheduled Vesting Dates specified in the Vesting Schedule.

(b)Accelerated Vesting. The vesting of outstanding Units will be accelerated under the circumstances provided below:

(1)Death or Disability. If your service to the Company or Related Companies terminates prior to the final Scheduled Vesting Date due to your death or Disability, then a pro rata portion (based on the number of days during which you were a Service Provider since the most recent Scheduled Vesting Date (or since the Grant Date if there was no previous Scheduled Vesting Date) as a percentage of the total number of days between such date and the next Scheduled Vesting Date) of the Units scheduled to vest as of the next Scheduled Vesting Date shall vest as of such Termination Date.

(2)Change in Control. If a Change in Control occurs while you continue to be a Service Provider and prior to the final Scheduled Vesting Date, the following provisions shall apply:

(a)If, within 24 months after a Change of Control (A) described in Section 2.6(a) or Section 2.6(d) of the Plan or (B) described in Section 2.6(b) of the Plan and in connection with which the surviving or acquiring entity (or its parent entity) has continued, assumed or replaced this Award, you cease to be a Service Provider due either to an involuntary termination for reasons other than Cause (as defined in Section 7 below) or a resignation for Good Reason (as defined in Section 7 below), then all unvested Units shall immediately vest in full.

(b)If this Award is not continued, assumed or replaced in connection with a Change in Control pursuant to Section 2.6(b) of the Plan, then all unvested Units shall immediately vest in full upon the occurrence of the Change in Control in accordance with Section 7.2 of the Plan.

(c)In the event of a Change of Control described in Section 2.6(c) of the Plan, then all unvested Units shall immediately vest in full upon the occurrence of the Change in Control.

(3)Other Agreements or Plans.  Unvested Units shall also vest as provided in any separate employment (or similar) agreement or severance plan to which you are a party or a participant.

5.    Effect of Termination of Service. Except as otherwise provided in accordance with Section 4(b) above, if you cease to be a Service Provider, you will forfeit all unvested Units.

6.    Settlement of Units. After any Units vest pursuant to Section 4, the Company shall, as soon as practicable (but no later than the 15th day of the third calendar month following the Vesting Date), cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 8 and compliance with all applicable legal requirements as provided in the Plan, and shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. If the Units that vest include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to issuance of Shares as provided herein.
7.    Definitions.
(a)    Cause. “Cause” shall, if you have an employment agreement with the Company, have the meaning set forth in your employment agreement. If you do not have an employment agreement with the

Company, “Cause” means: (i) an action or omission of the Participant which constitutes a willful and material breach of, or failure or refusal (other than by reason of his Disability) to perform his duties under any agreement between the Participant and the Company or the Related Companies which is not cured within fifteen (15) days after receipt by the Participant of written notice of same; (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services to the Company or the Related Companies; (iii) conviction of any crime which involves dishonesty or a breach of trust; or (iv) gross negligence in connection with the performance of the Participant’s duties, which is not cured within fifteen (15) days after written receipt by the Participant of written notice of same.

(b)    Disability. “Disability” means (i) any permanent and total disability under any long-term disability plan or policy of the Company or the Related Companies that covers the Participant, or (ii) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).

(c)    Good Reason. “Good Reason” shall, if you have an employment agreement with the Company, have the meaning set forth in your employment agreement. If you do not have an employment agreement with the Company, “Good Reason” means: (i) the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; (ii) any failure by the Company to comply with any of the compensation-related provisions of any employment agreement to which the Participant is a party, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; provided however, that in order to effect resignation for Good Reason all of the following must occur: (x) Participant must provide the Company with written notice within the sixty-day period following the event(s) giving rise to Participant’s intent to voluntarily resign his employment for Good Reason (y) such event is not remedied by within thirty (30) days following the Company’s receipt of such written notice; and (z) Participant’s resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period.

8.    Tax Consequences and Withholding. No Shares will be delivered to you in settlement of vested Units unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares. You hereby authorize the Company (or the Related Companies) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 10.2 of the Plan. You may elect to satisfy such withholding tax obligations by having the Company withhold a number of Shares that would otherwise be issued to you in settlement of the Units and that have a fair market value equal to the amount of such withholding tax obligations by notifying the Company of such election prior to the Vesting Date.

9.    Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company, to the attention of its Chief Financial Officer, at its office at 5777 Central Ave., Suite 102, Boulder, CO 80301, and all notices or communications by the Company to you may be given to you personally or may be mailed or, if you are still a Service Provider, emailed to you at the address indicated in the Company's records as your most recent mailing or email address.

10.    Additional Provisions.
(a)    No Right to Continued Service. This Agreement does not give you a right to continued service with the Company or the Related Companies, and the Company and the Related Companies may terminate your service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

(b)    Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. If there is any conflict between this Agreement or the Plan and any separate employment (or similar) agreement or severance plan to which you are a party or a participant, the provisions of the other agreement or plan will govern.

(c)    Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

(d)    Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

(e)    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

(f)    Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

(g)    Electronic Delivery and Acceptance. The Company may deliver any documents related to this Restricted Stock Unit Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.
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